Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RiT Technologies Ltd.

We consent to the use of our report dated April 30, 2013, with respect to the consolidated balance sheets of RiT Technologies Ltd. as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel

November 15, 2013